                                                                    EXHIBIT 10.8


                                   garage.com

                             SPONSORSHIP AGREEMENT

     This Sponsorship Agreement (this "Agreement") is entered into as of July 9, 1998 between garage.com, a California corporation (the "Company"), and Heidrick & Struggles ("Sponsor").

     The Company is in the process of establishing an Internet-based service for matching pre-screened "seed stage" technology startup investment opportunities with high quality, pre-screened angel, corporate and venture capital investors. Sponsor is an executive recruiting firm which provides executive recruiting services to, among other clients, emerging growth and technology companies. Sponsor desires to have its name and services prominently featured on the Company's Website for viewing by entrepreneurs and investors, on the terms and conditions set forth below.

     1. THE COMPANY. The Company will promptly establish and operate an Internet-based service for matching pre-screened "seed stage" technology startup opportunities with high quality, pre-screened angel, corporate and venture capital investors ("On-Line Matchmaking"). During the term of this Agreement, the Company shall focus its activities on On-Line Matchmaking, obtaining related advertising, and organizing and conducting related seminars and events.

     2.   SPONSORSHIP AND PROMOTIONAL ACTIVITIES.

          2.1  SPONSORSHIP OF THE COMPANY.

               (a) The Company shall have not more than one "founding sponsor" in each service area related to technology start up companies (banking, law, venture capital, accounting, investment banking, real estate brokerage, executive recruiting, etc.). Sponsor shall be the sole "founding sponsor" of the Company in the executive recruiting area. As such, Sponsor shall be the most prominently featured executive recruiting firm on the Company's public World Wide Web site, currently located at http//www.garage.com (the "Site"), and in marketing, advertising and promotional materials ("Marketing Materials") distributed by or for the Company, and shall be the sole contributor of content in content forums and expert columns on the public and private portions of the Site relating to executive recruiting issues. The Company shall prominently feature Sponsor's banners, hyperlinks, advertising materials and content on the Site, including in both the public and private portions of the Site as prominently as all other "founding sponsors" of the Company and shall identify and feature Sponsor in the Company's Marketing Materials as prominently as all other "founding sponsors" of the Company. By way of example, the Company shall prominently feature Sponsor's content-based executive recruiting forum in the public and private portions of the Site, together with Sponsor's designated banners and hyperlinks, and shall prominently identify Sponsor as one of the Company's select and exclusive "founding sponsors". Sponsor shall have the right to review and approve all content and material referencing Sponsor on the Site or in the Company's Marketing Materials, provided that the Company shall retain sole editorial control over issues such as placement, size and other elements of presentation on the Site. For purposes of this Section 1, (i) a "founding sponsor" means Sponsor, Silicon Valley Bank, Coopers & Lybrand, Venture Law Group, Advanced Technology Ventures, Deutsche Morgan Grenfell Technology Group and other entities who enter into agreements to become "founding sponsors" of the Company on terms and conditions satisfactory to the Company's Board of Directors; and (ii) "executive recruiting firm" means an entity whose primary business is the provision of executive recruiting services (i.e., recruiting for CEO or other senior management positions) and shall not include firms providing services for recruiting engineers and lower level managers.

               (b) Nothing in Section 2.1(a) shall limit the Company's right
(i) to run banner or other forms of advertisements on the Site or in the Company's Marketing Materials for executive recruiting firms other than Sponsor;
(ii) to feature executive recruiting firms other than Sponsor on the Site (including maintaining hyperlinks to such firms' World Wide Web sites) or in the Company's Marketing Materials or to accept other executive recruiting firms as "sponsors" of the Company as long as all of the requirements of "most prominent" featuring of Sponsor in Section 2.1(a) above are followed, including, but not limited to, the requirement that Sponsor will be the "most prominently" featured executive recruiting firm on the Site and in the Company's Marketing Materials, that the Sponsor will be the only executive recruiting firm to host and contribute content forums and expert columns on the Site, and that the Sponsor will be the only executive recruiting firm which provides content on the Site; or (iii) to have other executive recruiting firms represent the Company in recruiting matters.

               (c) Sponsor shall not sponsor or promote (in a manner similar to this Agreement) or invest in any other service (or person or entity providing such service) which seeks to match investment opportunities in technology startup companies with investors in a manner competitive with the Company. The Company shall be the only such service featured on Sponsor's Website and in its promotional or marketing materials and advertisements. Notwithstanding the above, Sponsor shall have the right (i) to place advertisements with any such competing service and have a link on such competing service's Website to Sponsor's Website, and (ii) to refer persons to other such competing services in addition to and as an alternative to the Company.

          2.2 PROMOTION OF THE SITE AND COMPANY SERVICES. Sponsor shall use reasonable efforts to promote the Site and the Company's services on its Website and in its Marketing Materials. The exact nature and extent of such promotion shall be left in the control and discretion of Sponsor. Sponsor shall encourage its employees and partners to make known its sponsorship of the Company to clients and potential clients needing "seed stage" investment. Sponsor shall also assist the Company in identifying potential investors (who may be individuals, partnerships or corporations) who may be interested in the Company's matchmaking services.

          2.3 SPONSOR'S HOSTING OF SENIOR MANAGEMENT EMPLOYMENT SERVICE. Sponsor shall use reasonable efforts to work with the Company to establish and host an employment service on the public portion of the Company's Website under Sponsor's name whereby persons interested in CEO or other senior management positions with companies posted by the Company in "The Garage" portion of the Company's Website (and possibly other companies as mutually agreed by Sponsor and the Company) can submit their resumes through the Company's Website to Sponsor to be held in a database accessible in a mutually defined manner by such companies looking for management. Sponsor shall not charge the Company or the Company's posted companies for such service, it being recognized that provision of such service is part of the consideration for Sponsor's Founding Sponsorship. The exact nature of such service will be mutually defined by Sponsor and the Company and will be structured to comply with all applicable laws. It is expected that Sponsor will assign qualified personnel to screen such resumes for suitability prior to placement in such database but will not do the kind of due diligence or candidate background checks it would normally perform for retained searches.

     3. NOTICE OF INVESTMENT OPPORTUNITIES. The Company shall provide Sponsor with advance (generally three business days) notice of investment opportunities in the Company's clients prior to the posting of such opportunities on the Site in accordance with procedures applicable to all "founding sponsors", employees, directors and advisors of the Company adopted from time to time by the Company's Board of Directors.

     4. LICENSES. The Company and Sponsor each grants to the other party a nonexclusive, worldwide, royalty-free license, with no right to sublicense, to use, reproduce and distribute, in print, on-line and such other media as the parties may agree from time to time, such party's name, logo and other trademarks and servicemarks used with respect to such party's products and services for the sole purpose of fulfilling the parties' respective obligations under this Agreement. Any such use shall be in accordance with the guidelines established by the licensing party, as in effect from time to time.

     5. SPONSORSHIP FEE. As partial consideration for Sponsor's Founding Sponsorship, Sponsor shall pay the Company $12,500 upon the date of this Agreement and $12,500 at the end of each three month period thereafter during the term of this Agreement (total sponsorship fee payments of $150,000).

     6. TERM. Except as otherwise provided in this Section 6, this Agreement shall have a term of three years beginning with the date of this Agreement and shall be automatically renewed for additional one year periods unless either party notifies the other of its desire not to renew this Agreement at least ninety days prior to its expiration. Sponsor shall also have the right voluntarily to terminate this Agreement upon written notice to the Company at any time after one year from the date of this Agreement. Following termination of this Agreement by the Company (other than pursuant to the last sentence of this Section 6) and prior to entering into any agreement for a "founding sponsorship" with an executive recruiting firm other than Sponsor, the Company shall first provide Sponsor with the opportunity, for thirty (30) days, to renew this Agreement on terms and conditions no less favorable, in the aggregate, than such proposed agreement in order to permit Sponsor to maintain its status as the "executive recruiting firm founding sponsor". Sponsor's right of first refusal described in the preceding sentence shall terminate at such time as the Company, after complying with the preceding sentence, enters into an agreement for a "founding sponsorship" with an executive recruiting firm other than Sponsor.

Notwithstanding any of the foregoing, either party may terminate this Agreement at any time thirty days after written notice to the other party of such other party's breach of any of its obligations under this Agreement in any material respect, which breach is not remedied within such thirty day period.

     7.   GENERAL PROVISIONS.

          7.1 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to Sponsor's sponsorship of the Company.

          7.2 AMENDMENT AND WAIVER. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by both parties.

          7.3 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

          7.4 SUCCESSORS AND ASSIGNS. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, except in connection with the merger, sale of assets or other form of transfer of the business of a party to a third party. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

          7.5 PREVAILING PARTY. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.6 ARBITRATION. Any dispute between the parties arising out of or in connection with this Agreement shall be referred for settlement to arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association. The award shall be final and binding upon the parties and judgment of such award may be entered in any court or tribunal having jurisdiction.

     The parties have executed this Sponsorship Agreement as of the date first above written.



COMPANY:                                     SPONSOR:

garage.com                                   HEIDRICK & STRUGGLES


By: /s/ CRAIG JOHNSON                        By: /s/ WESLEY RICHARDS
    ------------------------------               ------------------------------
    Craig Johnson, Director                      Wes Richards, Managing Partner